UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2009

AMICUS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Cedar Brook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 662-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2009, Amicus Therapeutics, Inc. (the “Company”) and Shire Pharmaceuticals Ireland Ltd.(“Shire”) entered into a Mutual Termination Agreement (the “Termination Agreement”) immediately terminating the License and Collaboration Agreement dated as of November 7, 2007 (the “Original Agreement”) between the parties. The Company and Shire agreed to terminate the Original Agreement upon concluding that it is in their respective best interests to no longer collaborate on the development of the Company’s three lead pharmacological chaperone compounds for the treatment of lysosomal storage disorders, which were being jointly developed by the parties under the Original Agreement.

Pursuant to the Termination Agreement, Shire has agreed to pay $5.2 million to the Company as full and final payment for any amounts that may be due to the Company under the Original Agreement. The Termination Agreement relieves both parties of all other future obligations under the Original Agreement, financial or otherwise, other than those select provisions of the Original Agreement that survive termination. As a result of the Termination Agreement, the Company has reacquired all global development and commercialization rights for its three lead compounds. A copy of the Termination Agreement is attached as Exhibit 10.1 to this Current Report.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On October 29, 2009, the Company issued a press release announcing its financial results for the quarter ended September 30, 2009. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

In accordance with General Instruction B.2. of Form 8-K, the information in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 28, 2009, the Company committed to a restructuring in order to better align its workforce with its revised operating plans following the previously announced disappointing results of its Phase 2 study of Plicera (afegostat tartrate) for the treatment of Gaucher disease and the termination of its license and collaboration agreement with Shire discussed above. The Company’s workforce will be reduced by approximately 20 percent, or 26 employees, through layoffs across all departments and levels throughout the organization. Affected employees are eligible for a severance package that includes severance pay and temporary continuation of benefits. The Company estimates that its costs associated with the workforce reduction will be $0.9 million, comprised principally of one-time severance payments, unused vacation payments and benefits continuation. These payments will be primarily made in the fourth quarter of 2009. The Company expects the restructuring to be completed during the fourth quarter of 2009.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the reduction in workforce discussed in Item 2.05, the Company’s Chief Financial Officer, James E. Dentzer, is leaving the Company effective as of October 30, 2009.

(c) On October 28, 2009, the Company appointed John M. McAdam, Senior Director, Finance & Accounting and Corporate Controller of the Company, as its Principal Accounting and Principal Financial Officer and Treasurer. Mr. McAdam, 34, joined the Company in March 2006 as Director of Finance & Accounting and Corporate Controller, and in April 2007 was named Senior Director of Finance & Accounting and Corporate Controller. Mr. McAdam served as the Company’s Interim Principal Accounting and Principal Financial Officer from March 2006 to September 2006. From September 2001 to March 2006, Mr. McAdam worked at Quest Diagnostics Incorporated where he served in a variety of financial positions, most recently as Director of Accounting and Reporting. Mr. McAdam is a certified public accountant and member of the New Jersey Society of Public Accountants. Mr. McAdam received a B.S. in Accountancy from Villanova University and an M.B.A. from Rutgers Business School.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits: The Exhibit Index annexed hereto is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amicus Therapeutics, Inc.

Date: October 29, 2009	By:	/s/ Geoffrey P. Gilmore
Geoffrey P. Gilmore Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Mutual Termination Agreement dated as of October 29, 2009 between Amicus Therapeutics, Inc. and Shire Pharmaceuticals Ireland Ltd.

99.1	Press Release dated October 29, 2009